Exhibit 10.50

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made effective as of April 30, 2013 (“Effective Date”), by and between The Active Network, Inc. (“Company”) and Jon Belmonte (“Executive”).

The parties agree as follows:

1. Employment. Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2. Duties.

2.1 Position. Executive is employed as the temporary Interim Chief Executive Officer and shall have the duties and responsibilities assigned by Company’s Board of Directors (“Board of Directors”) both upon initial hire and as may be reasonably assigned from time to time. Executive shall perform faithfully and diligently all duties assigned to Executive. Company reserves the right to modify Executive’s position and duties at any time in its sole and absolute discretion. On or before June 30, 2013, Executive will be nominated to serve on Company’s Board of Directors.

2.2 Best Efforts/Full-time. Executive will expend Executive’s best efforts on behalf of Company, and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in the best interest of Company at all times. Executive shall devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for Company, unless Executive notifies the Board of Directors in advance of Executive’s intent to engage in other paid work and receives the Board of Directors’ express written consent to do so.

2.3 Work Location. Executive’s principal place of work shall be located in San Diego, California, or such other location as Company may direct from time to time.

3. Term. The employment relationship pursuant to this Agreement shall be for an initial term commencing on the Effective Date set forth above and continuing for a period of eight (8) months following such date (“Initial Term”), unless sooner terminated in accordance with section 7 below. Upon the expiration of the Initial Term specified above, Executive’s employment will be at-will, not for any specified period, and may be terminated at any time, with or without Cause (as defined below) or advance notice, by either Executive or Company, subject to the provisions regarding termination set forth below in section 7. No representative of Company, other than the Board of Directors has the authority to alter the at-will employment relationship. Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and the Company’s Board of Directors. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.

4. Compensation.

4.1 Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, Company shall pay to Executive an initial Base Salary of thirty thousand dollars ($30,000) per month, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions, payable in accordance with the normal payroll practices of Company. In the event Executive’s employment under this Agreement is terminated by either party, for any reason, Executive will earn the Base Salary prorated to the date of termination.

4.2 Incentive Compensation. Executive will be eligible to receive incentive compensation, the terms, amount and payment of which shall be determined by Company in its sole and absolute discretion.

4.3 Equity. Subject to the Board of Directors’ approval, Executive will be granted stock options to purchase 100,000 shares of Company’s Common Stock under Company’s 2011 Equity Incentive Plan (the “Plan”) at an exercise price equal to the fair market value of that stock on the date of the grant (the “Options”) and 134,000 restricted stock units (“RSUs”). The Options and RSUs will be subject to the terms and conditions of the Plan and the standard stock option agreement and restricted stock unit agreement provided pursuant to the Plan, which Executive will be required to sign as a condition of receiving the Options and RSUs. Notwithstanding the above, the Options shall vest in full on the eight month anniversary of the Effective Date and the RSU’s shall vest in equal monthly installments over the eight month term beginning on the one month anniversary of the grant date.

4.4 Performance and Salary Review. The Board of Directors will periodically review Executive’s performance on no less than an annual basis. Adjustments to salary or other compensation, if any, will be made by the Board of Directors in its sole and absolute discretion.

5. Customary Fringe Benefits. Executive will be eligible for all customary and usual fringe benefits generally available to Executives of Company subject to the terms and conditions of Company’s benefit plan documents. Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive.

6. Business Expenses. Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation and will be reimbursed in accordance with Company’s policies. Any reimbursement Executive is entitled to receive shall (a) be paid no later than the last day of Executive’s tax year following the tax year in which the expense was incurred, (b) not be affected by any other expenses that are eligible for reimbursement in any tax year and (c) not be subject to liquidation or exchange for another benefit.

7. Termination of Executive’s Employment.

7.1 Termination for Cause by Company. Although Company anticipates a mutually rewarding employment relationship with Executive, Company may terminate Executive’s employment immediately at any time for Cause. For purposes of this Agreement, “Cause” is defined as: (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Executive with respect to Executive’s obligations or otherwise relating to the business of Company; (b) any acts or conduct by Executive that are materially adverse to Company’s interests; (c) Executive’s material breach of this Agreement; (d) Executive’s breach of Company’s Employee Proprietary Information and Inventions Agreement; (e) Executive’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude or that otherwise negatively impacts Executive’s ability to effectively perform Executive’s duties hereunder; (f) Executive’s willful neglect of duties as determined in the sole and exclusive discretion of the Board of Directors; (g) Executive’s inability to perform the essential functions of Executive’s position, with or without reasonable accommodation, due to a mental or physical disability; or (h) Executive’s death. In the event of termination based on (b) or (f), Executive will have fifteen (15) days from receipt of notice from Company to cure the issue, if curable. In the event Executive’s employment is terminated in accordance with this subsection 7.1, Executive shall be entitled to receive only Executive’s Base Salary then in effect, prorated to the date of termination and all benefits accrued through the date of termination (“Accrued Benefits”). All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. Executive will not be entitled to receive the Severance Package described in subsection 7.2 below.

7.2 Termination Without Cause by Company/Severance. Company may terminate Executive’s employment under this Agreement without Cause at any time on written notice to Executive. In the event of such termination, Executive will receive Executive’s Base Salary then in effect, prorated to the date of termination, and Accrued Benefits. In addition, although Executive’s position is intended to be temporary in nature, in the event Executive is terminated without Cause, Executive will receive a “Severance Package” that shall include (a) a “Severance Payment” equivalent to the greater of (i) one month of Base Salary or (ii) Executive’s Base Salary through the end of the Initial Term, payable in a lump sum 60 days following the termination date; (b) acceleration of Executive’s Options and RSUs, and (c) reimbursement by Company of the premiums required to continue Executive’s group health care coverage under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for a period that is the greater of (i) one month or (ii) through the end of the Initial Term, provided that Executive elects to continue and remains eligible for these benefits under COBRA, timely makes the premium payments, and does not become eligible for health coverage through another employer during this period. Executive will only receive the Severance Package if Executive: (i) complies with all surviving provisions of this Agreement as specified in subsection 12.8 below; (ii) executes a full general release in a form attached hereto as Appendix A, releasing all claims, known or unknown, that Executive may have against Company arising out of or any way related to Executive’s employment or termination of employment with Company, and such release has become effective in accordance with its terms prior to the 60th day following the termination date (iii) agrees not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Company. All other Company obligations to Executive will be automatically terminated and completely extinguished.

7.3 Voluntary Resignation by Executive. Executive may voluntarily resign Executive’s position with Company at any time. In the event of Executive’s resignation, Executive will be entitled to receive only Executive’s Base Salary and benefits for the thirty-day notice period and no other amount. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. In addition, Executive will not be entitled to receive the Severance Package described in subsection 7.2 above.

7.4 Pay in Lieu of Notice Period. Should Company terminate Executive’s employment without Cause with advance written notice, Company reserves the right to immediately relieve Executive of all job duties, positions and responsibilities and provide Executive with payment of Executive’s then current Base Salary in lieu of any portion of the notice period.

7.5 Resignation of Board or Other Positions. Should Executive’s employment terminate for any reason, Executive agrees to immediately resign all other positions (including board membership) Executive may hold on behalf of Company.

7.6 Application of Section 409A.

(a) Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Executive’s separation from service shall be paid to Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(b) Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this Agreement.

(c) Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(d) For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

8. No Conflict of Interest. During the term of Executive’s employment with Company, Executive must not engage in any work, paid or unpaid, or other activities that create a conflict of interest. Such work and/or activities shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during the term of Executive’s employment with Company, as may be determined by the Board of Directors in its sole discretion. If the Board of Directors believes such a conflict exists during the term of this Agreement, Board of Directors may ask Executive to choose to discontinue the other work and/or activities or resign employment with Company.

9. Confidentiality and Proprietary Rights. As a condition of employment, Executive agrees to read, sign and abide by Company’s Employee Proprietary Information and Inventions Agreement, which is provided with this Agreement and incorporated herein by reference.

10. Injunctive Relief. Executive acknowledges that Executive’s breach of the covenants contained in sections 8-9 (collectively “Covenants”) would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, and preliminary injunctive pursuant to the California Arbitration Act, without the necessity of proving actual damages or posting any bond or other security.

11. Arbitration. In the event of any dispute or claim relating to or arising out of the employment relationship between Executive and Company or the termination of that relationship (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race, disability or other discrimination), Executive and Company agree that all such disputes shall be resolved by binding arbitration conducted before a single neutral arbitrator in San Diego, California, pursuant to the rules for arbitration of employment disputes by the American Arbitration Association (available at www.adr.org) and the rules set forth in the California Arbitration Act, Code of Civil Procedure Section 1280, et seq. (available at www.leginfo.ca.gov/calaw.html). The arbitrator shall permit adequate discovery, including discovery pursuant to Section 1283.05 of the California Code of Civil Procedure. In addition, the arbitrator is empowered to award all remedies otherwise available in a court of competent jurisdiction; however Executive and Company each retain the right under Section 1281.8 of the California Code of Civil Procedure to seek provisional remedies. Any judgment rendered by the arbitrator may be entered by any court of competent jurisdiction. The arbitrator shall issue an award in writing and state the essential findings and conclusions on which the award is based. By executing this Agreement, Executive and Company are both waiving the right to a jury trial with respect to any such disputes. Company shall bear the costs of the arbitrator, forum and filing fees. Each party shall bear its own respective attorneys’ fees and all other costs, unless otherwise provided by law and awarded by the arbitrator. This arbitration agreement does not include claims that, by law, may not be subject to mandatory arbitration.

12. General Provisions.

12.1 Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.

12.2 Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

12.3 Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

12.4 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

12.5 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

12.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California. Each party consents to the jurisdiction and venue of the state or federal courts in San Diego, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

12.7 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to such address as either party may specify in writing.

12.8 Survival. Sections 8 (“No Conflict of Interest”), 9 (“Confidentiality and Proprietary Rights”), 10 (“Injunctive Relief”), 11 (“Agreement to Arbitrate”), 12 (“General Provisions”) and 13 (“Entire Agreement”) of this Agreement shall survive Executive’s employment by Company.

13. Entire Agreement. This Agreement, including Company’s Employee Proprietary Information and Inventions Agreement incorporated herein by reference and Company’s 2011 Equity Incentive Plan and related option and RSU documents described in subsection 4.3 of this Agreement, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This agreement may be amended or modified only with the written consent of Executive and the Board of Directors of Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated: April 30, 2013		/s/ Jon Belmonte
Jon Belmonte

The Active Network, Inc.

Dated: April 30, 2013	By:	/s/ Scott Mendel
	Name:	Scott Mendel
	Title:	Chief Financial Officer

APPENDIX A

CONFIDENTIAL SEPARATION AGREEMENT

AND GENERAL RELEASE OF ALL CLAIMS

This Confidential Separation Agreement and General Release of All Claims (“Separation Agreement”) is made by and between The Active Network, Inc. (“Company”) and Jon Belmonte (“Employee”) with respect to the following facts:

A. Employee is presently employed by Company on an at will basis as Interim Chief Executive Officer pursuant to an Employment Agreement dated             , 2013 (“Employment Agreement”).

B. Employee’s employment with Company will terminate effective                     (“Separation Date”). Pursuant to the Employment Agreement, because Employee’s employment is terminating without cause, Employee is entitled to certain severance payments and benefits as forth herein, in exchange for Employee entering into, and not revoking, this Separation Agreement.

C. The parties desire to settle all claims and issues that have, or could have been raised by Employee in relation to Employee’s employment with Company and arising out of or in any way related to the acts, transactions or occurrences between Employee and Company to date, including, but not limited to, Employee’s employment with Company or the termination of that employment, on the terms set forth below.

THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:

1. Severance Package. Pursuant to Employment Agreement and in exchange for the promises set forth herein, Company agrees to provide Employee with the Severance Package described in Employee’s Employment Agreement (“Severance Package”), to which Employee is not otherwise entitled absent executing this Separation Agreement. Employee acknowledges and agrees that this Severance Package constitutes adequate legal consideration for the promises and representations made by Employee in this Separation Agreement.

2. General Release.

2.1 Employee unconditionally, irrevocably and absolutely releases and discharges Company, and any parent or subsidiary corporations, divisions or affiliated corporations, partnerships or other affiliated entities of the foregoing, past and present, as well as their respective employees, officers, directors, shareholders, agents, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Employee’s employment with Company, the termination of Employee’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment with the Company, and the termination of employment with the

Company. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, as applicable, but not limited to alleged violations of the California Labor Code, the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Family Medical Leave Act, the California Family Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended, and all claims for attorneys’ fees, costs and expenses.

2.2 Employee expressly waives Employee’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Employee or on Employee’s behalf, related in any way to the matters released herein.

2.3 The parties acknowledge that this general release is not intended to bar any claims that, by statute, may not be waived, such as Employee’s right to file a charge with the National Labor Relations Board or Equal Employment Opportunity Commission and other similar government agencies, claims for statutory indemnity, workers’ compensation benefits or unemployment insurance benefits, as applicable, and any challenge to the validity of Employee’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Separation Agreement.

2.4 Employee acknowledges that Employee may discover facts or law different from, or in addition to, the facts or law that Employee knows or believes to be true with respect to the claims released in this Separation Agreement and agrees, nonetheless, that this Separation Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

2.5 Employee declares and represents that Employee intends this Separation Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and Employee intends the release herein to be final and complete. Employee executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.

3. California Civil Code Section 1542 Waiver. Employee expressly acknowledges and agrees that all rights under Section 1542 of the California Civil Code are expressly waived. That section provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee waives any right which Employee has or may have under 1542 to the full extent Employee may lawfully waive such rights pertaining to this general release of claims.

4. Representation Concerning Filing of Legal Actions. Employee represents that, as of the date of this Separation Agreement, Employee has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against Company or any of the other Released Parties in any court or with any governmental agency, related to the matters released in this Separation Agreement.

5. Nondisparagement. Employee agrees that Employee will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Company or any of the other Released Parties.

6. Return of Company Property. Employee understands and agrees that as a condition of receiving the Severance Package, all Company property must be returned to Company. By signing this Separation Agreement, Employee represents that Employee has returned all Company property, data and information belonging to Company, including all code and computer programs, and information of whatever nature, as well as any other materials, keys, passcodes, access cards, credit cards, computers, documents or information, including but not limited to confidential information in Employee’s possession or control. Further, Employee represents that Employee has retained no copies thereof, including electronic copies and agrees that Employee will not use or disclose to others any confidential or proprietary information of Company.

7. Confidentiality. Employee agrees to keep the terms of this Separation Agreement confidential, except that Employee may confidentially disclose the fact and terms of this Separation Agreement to Employee’s immediate family and attorney or accountant, if any, as needed for legal or tax advice, but in no event may Employee discuss this Separation Agreement or its terms with any current, former or prospective employee of Company.

7.1 Nothing in this Separation Agreement shall prohibit either party from making truthful statements in any legal proceedings or as otherwise required by law.

7.2 Employee further agrees to comply with the continuing obligations set forth in the surviving provisions of Company’s Employee Proprietary Information and Inventions Agreement, previously signed by Employee.

8. Affirmation. Employee affirms that other than the Severance Payment referenced herein, Employee has been paid all compensation, wages, bonuses, and commissions due, and has been provided all leaves (paid or unpaid) and benefits to which Employee may be entitled.

9. No Admissions. By entering into this Separation Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Separation Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

10. Older Workers’ Benefit Protection Act. This Separation Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). Employee is advised to consult with an attorney before executing this Separation Agreement.

10.1 Acknowledgments/Time to Consider. Employee acknowledges and agrees that (a) Employee has read and understands the terms of this Separation Agreement; (b) Employee has been advised in writing to consult with an attorney before executing this Separation Agreement; (c) Employee has obtained and considered such legal counsel as Employee deems necessary; (d) Employee has been given twenty-one (21) days to consider whether or not to enter into this Separation Agreement (although Employee may elect not to use the full 21-day period at Employee’s option); and (e) by signing this Separation Agreement, Employee acknowledges that Employee does so freely, knowingly, and voluntarily.

10.2 Revocation/Effective Date. This Separation Agreement shall not become effective or enforceable until the eighth day after Employee signs this Separation Agreement. In other words, Employee may revoke Employee’s acceptance of this Separation Agreement within seven (7) days after the date Employee signs it. Employee’s revocation must be in writing and received by Scott Mendel, Chief Financial Officer, on the seventh day in order to be effective. If Employee does not revoke acceptance within the seven (7) day period, Employee’s acceptance of this Separation Agreement shall become binding and enforceable on the eighth day (“Effective Date”). The Severance Package shall become due and payable in accordance with paragraph 1 above and its subparts, after the Effective Date of this Separation Agreement.

10.3 Preserved Rights of Employee. This Separation Agreement does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act that arise after the execution of this Separation Agreement. In addition, this Agreement does not prohibit Employee from challenging the validity of this Separation Agreement’s waiver and release of claims under the Age Discrimination in Employment Act of 1967, as amended.

11. Severability. In the event any provision of this Separation Agreement shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.

12. Full Defense. This Separation Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Employee in breach hereof.

13. Applicable Law. The validity, interpretation and performance of this Separation Agreement shall be construed and interpreted according to the laws of the United States of America and the State of California.

14. Entire Agreement; Modification. This Separation Agreement, including the surviving provisions of the Company’s Employee Proprietary Information and Inventions Agreement previously signed by Employee, is intended to be the entire agreement between the parties and supersedes and cancels any and all other and prior agreements, written or oral, between the parties regarding this subject matter. This Separation Agreement may be amended only by a written instrument executed by all parties hereto.

THE PARTIES TO THIS SEPARATION AGREEMENT HAVE READ THE FOREGOING SEPARATION AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS SEPARATION AGREEMENT ON THE DATES SHOWN BELOW.

Dated:
Jon Belmonte

The Active Network, Inc.

Dated:	By:
	Name:	Scott Mendel
	Title:	Chief Financial Officer